UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2018

KALVISTA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36830	20-0915291
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Cambridge Parkway Suite 901E Cambridge, Massachusetts
(Address of Principal Executive Offices) (Zip Code)

(857) 999-0075

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On July 30, 2018, KalVista Pharmaceuticals, Inc. (the “Company”) entered into Subscription Agreements with affiliates of Venrock Healthcare Capital Partners (“Venrock”) and affiliates of BVF Partners L.P. (“BVF”) (the “Purchase Agreements”). Pursuant to the Purchase Agreements, the Company issued directly to Venrock and BVF in a registered direct offering (the “Offering”) an aggregate of 1,778,320 shares of the Company’s common stock at a price per share of $8.21 per share. The net proceeds from the Offering, after deducting estimated expenses, are expected to be approximately $14.5 million. No underwriter or placement agent participated in the Offering.

The Offering was made pursuant to the Company’s shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), originally filed on March 29, 2017 (File No. 333-217009), as amended on April 27, 2017, which the SEC declared effective on April 28, 2017, and as supplemented by the prospectus supplement filed with the SEC on August 1, 2018.

The Company expects to close the Offering on August 2, 2018, subject to the satisfaction of customary closing conditions. Immediately following the closing of the Offering, the Company will have a total of 12,578,215 shares of common stock issued and outstanding.

A copy of the opinion of Fenwick & West LLP relating to the legality of the issuance and sale of the common stock in the Offering is filed herewith as Exhibit 5.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

5.1   Opinion of Fenwick & West LLP

10.1  Form of Subscription Agreement

23.1 Consent of Fenwick & West LLP (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KALVISTA PHARMACEUTICALS, INC.

By:	/s/ Benjamin L. Palleiko
Name:	Benjamin L. Palleiko
Title:	Chief Financial Officer

Date: August 1, 2018